Exhibit 99.1

Date:	May 15, 2008
Contact:	Stephanie LaFiura IR Associate
Phone:	201-804-3037
Email:	stephanie.lafiura@cambrex.com
Release:	Immediate
CAMBREX APPOINTS STEVEN M. KLOSK AS PRESIDENT AND CEO
     East Rutherford, NJ – May 15, 2008 – Cambrex (NYSE: CBM), a leading life sciences company, announced today that the Board of Directors appointed Steven M. Klosk, President and Chief Executive Officer and a member of the Cambrex Corporation Board of Directors effective May 14, 2008. James A. Mack, President and Chief Executive Officer since 1995 and Chairman since 1999, has announced he will step down. The Company will separate the positions of Board Chairman and CEO and John R. Miller, currently lead director, will assume the position of Non-Executive Chairman of the Board. Mr. Mack will remain a Board member and advisor until his retirement on June 30, 2008.
     Mr. Klosk, 51, joined Cambrex in October 1992 as Vice President-Administration. He was appointed Executive Vice President, Administration in October 1996, and was promoted to the position of Executive Vice President and Chief Operating Officer for Cambrex Pharma and BioPharmaceutical Business Unit in October 2003. In January 2005 Mr. Klosk assumed direct responsibility for the BioPharmaceutical Business Unit as Chief Operating Officer. In January 2007 he was appointed Executive Vice President and Chief Operating Officer for the Corporation. He holds a Bachelor of Science degree from Cornell University and a J. D. degree from New York Law School.
     “I have enjoyed my many years with Cambrex and now is the right time to turn the Company over to new leadership. I am confident that with his many years with Cambrex, Steve will ably continue the pattern of growth that is so much a part of the Company,” commented Mr. Mack.
Cambrex Corporation One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

     “I am excited about the opportunity to lead the Cambrex team as we focus on our growth initiatives in proprietary products and polymeric drug delivery, highly potent compounds, controlled substances and our growing pipeline of new custom development products. In addition, we are well positioned to leverage our recently completed facility near Milan, Italy to support our leading position in generic active pharmaceutical ingredients,” said Mr. Klosk. “I am extremely grateful to Jim for his many years of outstanding service to Cambrex and for his personal mentorship.”
About Cambrex
     Cambrex provides products and services to accelerate the development and commercialization of small molecule active pharmaceutical ingredients (“APIs”), advanced intermediates and other products for branded and generic pharmaceuticals. The Company currently employs approximately 850 people worldwide. For more information, please visit http://www.cambrex.com.
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